Exhibit 99.1

Capital Senior Living Announces Retirement of Larry Cohen as Vice Chairman and CEO

Board Initiates CEO Search Process

Dallas, TX – August 22, 2018 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, today announced that Lawrence A. Cohen will retire as Vice Chairman and Chief Executive Officer, effective January 1, 2019. The Capital Senior Living Board of Directors will work alongside Mr. Cohen and the leadership team to ensure a smooth transition. The Board has initiated a search to identify an external candidate to serve as CEO and has engaged Heidrick & Struggles, a leading executive search firm, to assist with that process.

“After 21 years at Capital Senior Living, and 19 years as CEO, I have decided to retire from the Company,” said Lawrence A. Cohen, Chief Executive Officer of Capital Senior Living. “It has been an honor to lead the Company and our dedicated team of employees, and I am proud of all we have achieved together. This is a dynamic time in our industry, and we have significant work ahead to drive occupancy growth, stabilize our rates and continue to execute on our operational improvement initiatives. The strength of our team, reputation for providing quality senior housing services and differentiated strategy focused on owned real estate give me a high degree of confidence in Capital Senior Living’s long-term prospects.”

“On behalf of our entire Board, I want to thank Larry for his countless contributions to the Company over the course of his distinguished career,” said Michael W. Reid, Chairman of the Board of Directors. “Under his leadership, Capital Senior Living has solidified its position as a nationwide leader in senior housing, expanding from a portfolio of 36 communities serving approximately 6,000 residents in 1999 to 129 communities serving 16,500 residents today. The Board is committed to conducting a thorough search to identify the right candidate who will bring to Capital Senior Living strategic vision and a strong track record of operational and financial execution. We look forward to Larry’s continued leadership as we conduct this search process.”

About Capital Senior Living

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and memory care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Forward-Looking Statements

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not limited to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.